EXHIBIT 21.1

SUBSIDIARIES OF deCODE genetics, Inc.
1. Islensk erfdagreining ehf., an Icelandic private limited company (English name: deCODE genetics ehf.)
2. MediChem Life Sciences, Inc., a Delaware corporation
SUBSIDIARIES OF ISLENSK ERFDAGREINING EHF.
1. Islenskar lyfjarannsoknir ehf., an Icelandic private limited company (English name: Encode ehf.)
2. Islenskar krabbameinsrannsoknir ehf., an Icelandic private limited company (English name: deCODE Cancer ehf.)
3. Vetrargardurinn ehf., an Icelandic private limited company (formerly known as Sturlugata 8 ehf.) (merged with IE as of 31 March 2005)
4. UVS—Urdur, Verdandi, Skuld ehf.—an Icelandic private limited company (acquired in January 2006)
SUBSIDIARIES OF MEDICHEM LIFE SCIENCES, INC.
1. deCODE biostructures, Inc., a Washington corporation
2. ThermoGen, Inc., an Illinois corporation
3. Emerald BioSystems, Inc., a Delaware corporation
4. deCODE Chemistry, Inc., an Illinois corporation
5. MediChem Management, Inc., a Delaware corporation